                                             Exhibit F



                             PLEDGE


          THIS PLEDGE dated June 28, 1996.

B E T W E E N:

               SIMPLOT CANADA LIMITED

                    (the "Pledgor")


                             - and -


               CANADIAN IMPERIAL BANK OF COMMERCE

                    (the "Bank")


          WHEREAS the Pledgor has or may have Liabilities owing to the Bank;

          AND WHEREAS the Pledgor has agreed to enter into this Agreement in order to provide the Bank with security for the Liabilities;

          NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Bank hereby agree as follows:


1.     Definitions

          In this Agreement, the following terms will have the meanings set out below unless the context requires otherwise:

     (a) "Business Day" means any day except Saturday, Sunday or any statutory holiday in Ontario;

     (b) "Collateral" means the Selected Securities together with any collateral that may from time to time be substituted therefor in accordance with Section 6 of this Agreement;

     (c) "Event of Default" has the meaning given to it in the Loan Agreement;

     (d) "Float" means (a) the aggregate market value of the voting stock held by non-affiliates of the issuer of the relevant Selected Securities, as reported in the most recent Form 10-K filed by the issuer (with the Securities and Exchange Commission of the United States of America) of the relevant Selected Securi-ties, divided by (b) the closing price of such Selected Securi-ties as reported on the primary exchange on the date on which such market value was determined; provided that if the relevant Selected Securities are the result of a distribution of Hedge Securities due to the issuer of the Hedge Securities acquiring the issuer of any of the Selected Securities, then prior to the first release of a Form 10-K for the combined entity, the Float will be the following: the most recent float, as defined above, of those Selected Securities issued by the acquired company adjusted for the acquisition share exchange ratio plus the most recent float, as defined above, of those Selected Securities issued by the acquiring company prior to the acquisition an-nouncement date;

     (e) "Hedge Securities" means any non-cash distribution or consideration in respect of the Selected Securities in the form of common stock (other than securities received in connec-tion with stock splits, reverse splits, stock dividends and other distributions in the form of securities of which the Selected Securities are comprised) as to which (1) the Short Interest to Float Ratio is less than 15% at the time of such distribution and
(2) a number of shares equal to the number of shares of such securities received by the Pledgor and attributable to the Selected Securities in such distribution can reasonably be expected to be available at a commercially reasonable rate in the securities lending market until the Maturity Date;

     (f) "Liabilities" means all present and future indebted-ness, liabilities and obligations of every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) of the Pledgor to the Bank under the Loan Agreement and the note issued pursuant thereto, this Agreement and the Master Agreement;

     (g) "Loan Agreement" means the loan agreement between the Parties dated contemporaneously herewith, as such loan agreement may be amended or restated from time to time;

     (h) "Master Agreement" means the 1992 standard form document prepared by the International Swap Dealers Association, Inc. entitled Master Agreement (Multicurrency - Cross Border), which has been entered into between the Parties contemporaneously herewith, together with the schedule thereto dated contemporane-ously herewith, and the confirmation of trade dated contemporane-ously herewith;

     (i) "Party" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; "Parties" means every Party;

     (j) "Selected Securities" means 2,600,000 shares of common stock, $.10 par value (U.S.$) of Micron Technology, Inc. (New York Stock Exchange ticker symbol "MU") on the date hereof, together with any subsequent distributions in the form of Hedge Securities, all as adjusted for stock splits, reverse splits, stock dividends and any other distributions in the form of Selected Securities;

     (k) "Short Interest" means that number which is reported by the primary exchange for the relevant Selected Securities as the short interest for such securities, provided that if the relevant Selected Securities are the result of a distribution of Hedge Securities due to the issuer of the Hedge Securities acquiring the issuer of the Selected Securities, and there has not been a release of short interest for the combined entity by the primary exchange, the Short Interest shall be the following: the most recent short interest as reported by the primary ex-change for those Selected Securities issued by the acquired company, adjusted for the acquisition share exchange ratio, plus the most recent short interest as reported by the primary ex-change for those Selected Securities issued by the acquiring company prior to the acquisition announcement date;

     (l) "Short Interest to Float Ratio" in respect of a particular stock means the ratio where the numerator is the Short
Interest and the denominator is the Float; and

     (m) "Termination Securities" refers to those Selected Securities with respect to which an Additional Termination Event (as defined in the Loan Agreement) has occurred; provided that such Additional Termination Event has not affected all the Selected Securities.


2.     Security Interest

          As general and continuing collateral security for the due performance of and payment by the Pledgor of the Liabilities, the Pledgor hereby delivers, assigns and transfers to the Bank, as and by way of a charge, pledge and security interest, the Collateral, to be held by the Bank upon and subject to the terms and conditions hereof.

3.          Respecting Collateral

     (a) Upon the execution hereof and thereafter from time to time as required, the Pledgor shall deliver to the Bank, or to any person nominated by the Bank as its agent for the purpose of holding the Collateral as security, certificates representing all shares included in the Collateral, duly endorsed for transfer in blank or, if directed by the Bank, to the Bank or the agent of the Bank, or to such person as the Bank may determine upon enforcement of the security hereby constituted.

     (b) The Bank shall cause the Collateral to be segregated from, and not commingled with, any other assets of or held by the Bank or any agent nominated by the Bank for the purpose of holding the Collateral as security ("Collateral Agent") and will be held in a separate account in the name of the Pledgor.
Subject to the foregoing obligation to segregate, not commingle and to hold the Collateral, while the Bank or Collateral Agent, as applicable, has custody or possession of the Collateral, the Bank will have only the same degree of care with respect to the Collateral as if it were the property of the Bank, and provided the Bank complies with the foregoing obligation to segregate and not to commingle and to hold the Collateral, the Bank will not be liable for the acts, omissions or defaults of the Bank, any Collateral Agent, or any of the Bank's other agents or employees, save for gross negligence.

     (c) The Bank shall hold, and shall cause any Collateral Agent to hold, the Collateral solely in accordance with the terms hereof and will not at any time dispose, encumber, deal with or take any action with respect to the Collateral, except as provid-ed herein.


4.     Dividends

          All cash dividends, distributions and other money payments in respect of the Collateral shall be paid to the Bank, and forwarded by the Bank to the Pledgor (except to the extent that there are unpaid Liabilities that are due and owing by the Pledgor to the Bank, in which case the amounts necessary to satisfy such unpaid Liabilities will be retained by the Bank and applied to any unpaid Liabilities).


5.    Voting

     (a) As used in this section, "voting rights" includes the right to attend and vote at any meeting, and the right to nominate and direct a proxy.

     (b) Until enforcement of the security constituted hereby in accordance with the terms hereof, all voting rights attaching to the shares included in the Collateral will be exercised by the Pledgor or its designee or proxy, together with all rights in connection with the initiation, taking part in, and consenting to of any action as a shareholder of the Selected Securities, including the execution of appropriate instruments of proxy and/or powers of attorney and the right to exercise any option and any rights given to the holder of the Selected Securities, and the Bank agrees to do and execute all such acts and deeds as are necessary to enable the Pledgor to exercise all such rights, including without limitation, the execution by the Bank of either or both of instruments of proxy and powers of attorney. The Bank further agrees to forward to the Pledgor at the address set forth below forthwith upon its receipt all communications received by the Bank as registered owner of the Selected Securities from or on behalf of or in respect of the issuer of the Selected Securi-ties, including without limitation notices of meetings, resolu-tions, financial disclosures, reports, interim reports and press releases:

            Simplot Canada Limited
            c/o J.R. Simplot Company
            999 Main Street - Ste. 1300
            Boise, Idaho 93702

            Attn:  Secretary

     (c) Upon enforcement of the security constituted hereby in accordance with the terms hereof, all voting rights attaching to the shares included in the Collateral shall be exercised by the registered holder thereof for the time being.


6.     Substitution of Collateral

          The Pledgor may substitute other collateral for the Selected Securities, provided that the Pledgor obtain the prior written consent of the Bank to such substitution, which consent will not be withheld if in the opinion of the Bank, acting reasonably, the substitute collateral will provide the Bank with the same level of protection that is afforded by the Collateral that is proposed to be removed from the Collateral pool. If at any time the Bank consents to a substitution of some or all of the Collateral, counsel for the Pledgor will provide to the Bank an opinion, in form and substance satisfactory to the Bank, acting reasonably, that the Bank has a perfected security inter-est over the replacement Collateral.


7.     Registration and Discharge

     (a) The Bank will register, file or record this Agree-ment, in all offices where in its sole discretion the Bank determines such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security interest created hereby.

     (b) The Pledgor will not change its name or change the province in which its chief executive office is located unless it has provided the Bank with thirty (30) days' prior written notice of such change.

     (c) The Bank agrees to release the security interest created by this Agreement at it's expense forthwith after all the Liabilities have been satisfied in full. Subject to section 7(d) hereof, before the Liabilities have been satisfied in full, the Bank has no obligation to grant any kind of release of the security created by this Agreement.

     (d) If at any time, from time to time, there are Termi-nation Securities included in the Collateral, the Bank will ensure that the Termination Securities are released from this Agreement if such Termination Securities are required to be delivered by the Pledgor to the Bank pursuant to a transaction entered into under the Master Agreement.


8.     Application of Proceeds

          Any income or dividends or other proceeds realized by the Bank on or in respect of the Collateral in connection with the exercise of any rights or remedies of the Bank shall be applied in the following order:

          (i) to the payment of the expenses of realization and enforcement;

          (ii) to the satisfaction of Liabilities (other than such Liabilities satisfied in clause (i) above), in the order de-termined by the Bank in its sole discretion; and

          (iii) the balance, if any, shall be returned to the Pledgor.


9.     Enforcement

     (a) The Bank shall be entitled to enforce the security constituted hereby upon the earliest of (i) the Maturity Date (as defined in the Loan Agreement), (ii) the occurrence of a Prepay-ment Event, and (iii) the occurrence of an Event of Default.

     (b) In connection with the enforcement of the security constituted hereby, the Bank may:

          (i) subject to applicable law, complete the blanks in any transfer in blank or power of attorney in respect of any shares included in the Collateral with such names and in such manner as the Bank may determine, and the Bank may seal and deliver the same after such blanks have been filled in;

          (ii) subject to applicable law, realize upon the Collateral, or any of it, by directing the relevant corporation to register the shares included in the Collateral in the name of the Bank (or its agent as aforesaid) to enable it to enforce the security hereof;

          (iii)     subject to applicable law, exercise all
rights of ownership of and all other rights attaching to the Collateral, or any of it, as if the Bank were the absolute owner thereof; and

          (iv) sell the Collateral, or any of it, by public or commercially reasonable private sale, upon such terms (in-cluding as to time and method of payment and security or other-
wise) as the Bank may prescribe (subject to applicable law, including without limitation compliance by the Bank with, or the availability of an exemption from, any applicable securities laws of the United States, any state or other jurisdiction of the United States, or any province of Canada).

     (c) The Bank may exercise any of its rights and remedies in respect of the Collateral and its rights of set-off as de-scribed in the Loan Agreement and the Master Agreement indepen-dently or in combination and at any time and from time to time once the Bank is entitled to enforce the security constituted hereby pursuant to section 9(a) hereof. The exercise of any particular right or remedy in respect of the Collateral or right of set-off as described in the Loan Agreement and the Master Agreement shall not preclude the further exercise of that or any other right or remedy available pursuant to this Agreement, the Loan Agreement or the Master Agreement, provided that all such rights and remedies shall be Without Recourse.


10.     Pledgor a Trustee

          Any income, dividends, distributions and accretions upon, to or of the Collateral received by the Pledgor at any time after the enforcement of the security constituted hereby shall be received by the Pledgor as trustee for the Bank and shall be forthwith paid over to the Bank to be dealt with on the terms hereof.


11.     Representation and Warranty and Covenant

          The Pledgor represents and warrants to the Bank, and acknowledges that the Bank is relying on such representation and warranty, that the Pledgor is the beneficial and registered owner of the shares constituting the Collateral, free and clear of all encumbrances apart from the charge, pledge and security interest created in this Agreement, but possibly subject to the restric-tions imposed by the United States Securities Act of 1933 and any applicable securities laws of any province of Canada or state of the United States on the sale, pledge or other transfer of securities held by an affiliate or control person of the issuer thereof (provided that the Pledgor does not believe that it is an affiliate or control person of Micron Technology, Inc.).


12.     Restrictions

          In addition to the covenants set out elsewhere in this Agreement, the Pledgor covenants and agrees with the Bank that, except as expressly permitted or contemplated by the Master Agreement or this Agreement or as permitted by the prior written consent of the Bank, it will not

     (i) No Sale: sell, exchange, release, abandon, transfer or otherwise dispose of the Collateral or the legal or beneficial ownership thereof; or

     (ii) No Further Encumbrances: grant, create or permit to exist any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) with respect to the Collateral except in favour of the Bank.


13.     Notices

     (a) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement will be in writing and will be effectively given and made if (i) delivered personally, (ii) delivered by prepaid courier service or certified or registered mail, return receipt requested, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

          (1)     if to the Bank, to:

                  Mr. Alexander Bakal
                  Director, Financial Products
                  Canadian Imperial Bank of Commerce
                  425 Lexington Avenue
                  5th floor
                  New York, New York  10017

                  Fax:  (212) 856-6526
                  Phone: (212) 885-4349

             and with a copy to:

                  Ms. Linda Wallace
                  Director, Financial Products
                  Canadian Imperial Bank of Commerce
                  425 Lexington Avenue
                  6th floor
                  New York, New York  10017

                  Fax:  (212) 856-6526
                  Phone: (212) 856-6059

             and with a copy to:

                  Mr. Doug Zinkiewich
                  Director, Cross-Border, North American
                     Corporate Banking
                  Canadian Imperial Bank of Commerce
                  Commerce Court West
                  7th floor
                  Toronto, Ontario
                  M5L 1A2

                  Fax:  (416) 980-8384
                  Phone: (416) 980-5311

             and with a copy to:

                  Ms. Gwen Chamberlain
                  Blake, Cassels & Graydon
                  Box 25, Commerce Court West
                  Toronto, Ontario
                  M5L 1A9

                  Fax:  (416) 863-2653
                  Phone: (416) 863-2930

          (2)     if to the Pledgor, to:

                  Simplot Canada Limited
                  1400 17th Street East
                  Brandon, Manitoba
                  Canada  R7A 7C4

                  Fax:  (204) 728-0823
                  Phone: (204) 729-2900

                  Attn:  Kenneth Watson,
                         Controller and Resident Manager

             with a copy to:

                  J.R. Simplot Company
                  999 Main Street - Ste. 1300
                  Boise, Idaho  83702

                  Fax:  (208) 389-7646
                  Phone: (208) 389-2110

                  Attn:  Treasurer

             and

                  Ronald Graves, Esq.
                  J.R. Simplot Company
                  999 Main Street - Ste. 1300
                  Boise, Idaho  83702

                  Fax:  (208) 389-7646
                  Phone: (208) 389-7312

             and with a copy to:

                  Jacques K. Meguire, Esq.
                  Sonnenschein Nath & Rosenthal
                  8000 Sears Tower
                  Chicago, Illinois 60606

                  Fax:  (312) 876-7934
                  Phone: (312) 876-8000


     (b) Any such communication so given or made will be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on such day. If so delivered, faxed or sent on or after 4:30 p.m. on such day, such communication will be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail will be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication will be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner will be deemed to have been given or made and to have been received only upon actual receipt.

     (c) Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.


14.     Covenant of the Bank

          The Bank shall hold the Collateral (to the extent it is in its possession or under its control or direction) in accor-dance with the terms of this Agreement, and will not at any time encumber or dispose of the Collateral except as permitted by this Agreement.


15.     Further Assurances

          The Pledgor shall from time to time forthwith on the Bank's request do, make and execute all such documents, acts, matters and things as may be required by the Bank with respect to this Agreement or any part hereof or as may be required to give effect to these presents. Once the Bank is entitled to enforce the security constituted hereby pursuant to section 9(a) hereof, a Vice-President of the Bank or a manager of a branch of the Bank may, without further approval or authorization of the Pledgor, be constituted and appointed by the Pledgor the true and lawful attorney of the Pledgor irrevocable with full power of substitu-tion to do, make and execute all such statements, assignments, documents, acts, matters or things with the right to use the name of the Pledgor whenever and wherever it may be deemed necessary or expedient for the purposes of enforcing this Agreement or protecting the security created hereby.


16.     General

     (a) The Bank may grant extensions of time and other indulgences, take and give up security, accept compositions and otherwise deal with the Pledgor and with other persons without prejudice to the rights of the Bank hereunder and without limita-tion to the debts, liabilities and obligations secured or to the security constituted hereby.

     (b) The security constituted hereby is taken in addition to and not in substitution for and is independent of any other security taken by or granted to the Bank by the Pledgor or any other person.

     (c) The Bank may expend funds in connection with the protection of or enforcement of the security constituted hereby (including without limitation reasonable fees and disbursements of counsel, on a solicitor and its own client basis). All such funds shall be added to and form part of the Liabilities, and in case of the enforcement of the security constituted hereby shall be deducted from and limited to the proceeds of any such enforce-ment, and may be applied in the discretion of the Bank to such part or parts of the Liabilities as to the Bank seems best.

     (d) Any provision in this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remain-ing provisions hereof.

     (e) No waiver of any of the provisions of this Agreement shall be effective unless given in writing by the party against which the same is to be asserted.

     (f) Headings have been inserted in this Agreement for reference only, and shall not define, limit or enlarge the construction or interpretation hereof.

     (g) This Agreement and the rights of the parties hereun-der shall be construed and interpreted in accordance with the laws of Canada and the Province of Ontario.


          IN WITNESS WHEREOF the parties hereto have duly execut-ed this Agreement as of the day and year first above written.

                              SIMPLOT CANADA LIMITED


                              By: /s/ Lawrence E. Costello
                              Title:   Vice President & CFO

                                                              c/s

                              By:
                              Title:



                              CANADIAN IMPERIAL BANK OF COMMERCE



                              By:/s/ Douglas Zinkiewich
                              Title: Director, Cross Border Group
GC\15385\01504\SHARPLED.EX4